Exhibit 10.6
Ally Financial Inc.

Ally Financial Inc.
500 Woodward Avenue, MC : MI-01-08-HR Detroit, MI 48226

<DATE>

<NAME>

Re: Ally Financial Inc. Incentive Compensation Plan – PSU Award

Dear <FIRST NAME>:

1.You have been granted an Award under the Ally Financial Inc. Incentive Compensation Plan (the “Plan”). A copy of the Plan is included on the Shareworks website or such other website as may be designated by the Company. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy and that you are subject to all of the restrictive covenants set forth in Section 13 of the Plan (i.e., non-solicit, confidentiality, non-disparagement).

3.Your Award is initially being made in the form of Performance Stock Units (“PSUs”). Your Award will vest on the following vesting schedule: [INSERT: vesting schedule] (the “Vesting Date[s]”), subject to your continued employment with the Company or one of its Affiliates through the Vesting Date[s] (or as otherwise set forth herein or in the Plan); provided, that the actual number of PSUs vesting (such number of PSUs to be within a range of [INSERT: range] of the number of Target PSUs (as defined below)) (the “Adjusted PSUs”) will be determined based on the achievement of the Performance Metrics (as defined in Exhibit A attached hereto) during the Performance Period (as defined below). For purposes of this Award Agreement, the “Performance Period” means the period [INSERT: performance period]. Notwithstanding the conclusion of the Performance Period, your Adjusted PSUs will remain subject to your continued employment with the Company and its Affiliates through the Vesting Date[s] and will be forfeited and cancelled if you do not remain employed with the Company and its Affiliates through the Vesting Date[s][, except as otherwise explicitly provided below].

Grant Date: «Date»
Number of Target PSUs Granted: «Total_Shares» (“Target PSUs”)

4.This Award Agreement will become effective after you have electronically accepted it via the Shareworks website or such other website as may be designated by the Company. If you do not accept this Award Agreement within 45 days of notification, you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

Exhibit 10.6
Ally Financial Inc.

5.The Plan provides the Company with discretion to determine whether your Adjusted PSUs will be settled in in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof. [It is currently the Company’s intention that your Adjusted PSUs will be settled in cash, and your Adjusted PSUs may, at the discretion of the Company, be converted into the right to receive a cash amount equal to Fair Market Value of the Shares underlying your Adjusted PSUs at the time of conversion.] [It is currently the Company’s intention that your Adjusted PSUs will be settled in Shares.] Subject to the requirements of any federal laws or regulations and Company policies that govern compensation (see paragraph 2 above), and subject to the terms of the Plan and this Agreement, the Company will deliver the [cash (or, if applicable, the Shares or other property)] [Shares (or, if applicable, cash or other property)] earned with respect to the Adjusted PSUs promptly following the Vesting Date[s], in accordance with paragraph 3 above.

6.If on the Grant Date you are considered a material risk taker (“MRT”), in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unpaid, the Company reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with any applicable Company policy, including the Company’s recoupment policy contained in the Enterprise Compensation Policy and the Ally Financial Inc. Requirements for the Recovery of Erroneously Awarded Incentive-Based Compensation under New York Stock Exchange Listing Standard 303A.14.

7.[Sections 11 and 12 of the Plan provide for the treatment of Awards in the event of a Termination of Service or Change in Control; provided, however:

If you experience a Termination of Service without Cause by the Company or a Qualifying Termination (whether as a result of a Sale of your Business Unit or otherwise), in each case, other than in connection with a Change in Control, [your unvested] PSUs will become vested on the date of such Termination of Service and your Award will continue to be earned in accordance with paragraph 3 of this Award Agreement based on the achievement of the Performance Metrics (even though you are not employed by the Company or one of its Affiliates on the Vesting Date[s]) and will be settled as of the Vesting Date[s] in accordance with paragraph 5 above[; provided, however, that, if the number of Shares underlying the Adjusted PSUs exceeds the number of Shares underlying the Target PSUs but for this proviso (the number of such excess Shares, the “Above Target Shares”), then the number of Above Target Shares earned and vested as of the Vesting Date[s] will be determined by multiplying (a) the number of Above Target Shares by (b) a fraction, (i) the numerator of which is the number of calendar days during the Performance Period prior the date your termination of employment and (ii) the denominator of which is the number of calendar days during the Performance Period and any PSUs or Shares under this Award in excess of this amount will be forfeited and cancelled].]

8.[If the Company pays a dividend on Shares prior to the Vesting Date[s], you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, as earned and vested as of the Vesting Date[s]. These dividends will vest and be paid to you on the Settlement Date (or such other vesting and settlement date applicable under paragraph 7 (above), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law]. [The PSUs do not include any entitlement to a dividend equivalent payment.]

9.You will have no voting rights with respect to the Shares underlying your Award unless and until you become the record owner of the Shares underlying your Award.

10.[The restrictions in Section 13(a) of the Plan on your ability to solicit any Company client, customer, or employee for [INSERT: restricted period] following your Termination of Service is grounded in the Company’s significant investment of time, effort, and expense in establishing client, customer, and

Exhibit 10.6
Ally Financial Inc.

employee relationships across the Company’s lines of business. As this applies to you, the scope of the restriction on your ability to solicit Company clients or customers will run commensurate with the scope of your responsibilities while employed by the Company. That is, the terms “client or customer” as used in Section 13(a) (i.e., “(i) solicit any client or customer of the Company or any Affiliate with respect to a Competitive Activity”) will mean those clients or customers (whether current or prospective): (i) with whom you had direct or indirect personal contact within the last [INSERT: time period] of your employment with the Company or any Affiliate; or (ii) about whom you learned confidential or proprietary information (including trade secrets) by virtue of your employment with the Company or any Affiliate during the last [INSERT: time period] of your employment. The term “solicit” also will include any communication or other interaction between you and a client or customer (whether current or prospective) that takes place to make sales to, perform services for, or otherwise further the business relationship with that client or customer (whether current or prospective). Notwithstanding Section 21 of the Plan, Section 13(a) is governed by [INSERT: state] law without regard to its conflict of laws provision. An action to enforce or seek damages for breach of Section 13(a) may only be brought in a federal or state court of competent jurisdiction in [INSERT: state].]

11.By accepting this Award, you understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A and Section 19 of the Plan, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

12.Except as prohibited by any federal law or regulation that governs compensation, see paragraph 2 above, your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.By accepting this Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

                                Sincerely yours,

                                Chief HR Officer
                                «Date»

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. INCENTIVE COMPENSATION PLAN.

Exhibit 10.6
Ally Financial Inc.

EXHIBIT A
PERFORMANCE METRICS
[INSERT: performance metrics]